Dear Valued Customer:

I am pleased to tell you about an investment opportunity and, just as importantly, to request your vote. Pursuant to a Plan of Conversion and Reorganization (the “Plan”), our organization will convert from the mutual holding company to the stock form of organization. To accomplish the conversion, Delanco Bancorp, Inc., a newly formed New Jersey corporation to become the holding company for Delanco Federal Savings Bank (“Delanco Federal”), is conducting an offering of shares of its common stock. Enclosed you will find a Prospectus, a Proxy Statement and a Questions and Answers Brochure describing the conversion, the offering and the Plan.

THE PROXY VOTE:

Your vote is extremely important for us to meet our goals. Although we have received conditional regulatory approval, the Plan is also subject to approval by Delanco Federal’s eligible customers. NOT VOTING YOUR ENCLOSED PROXY CARD(S) WILL HAVE THE SAME EFFECT AS VOTING ‘‘AGAINST’’ THE PLAN. Note that you may receive more than one Proxy Card, depending on the ownership structure of your accounts at Delanco Federal. Please vote all the Proxy Cards you receive — none are duplicates! To cast your vote, please sign each Proxy Card and return the card(s) in the Proxy Reply Envelope provided. Alternatively, you may vote by telephone or the Internet by following the simple instructions on the Proxy Card. Our Board of Directors urges you to vote ‘‘FOR’’ the Plan.

Please note:

•	The proceeds resulting from the sale of stock will support our business strategy.
•	There will be no change to account numbers, interest rates or other terms of your accounts at Delanco Federal. Deposit accounts will not be converted to stock. Your deposit accounts will continue to be insured by the FDIC, up to the maximum legal limits.
•	You will continue to enjoy the same services with the same Board of Directors, management and staff.
•	Voting does not obligate you to purchase shares of common stock in our offering.

THE STOCK OFFERING:

As an eligible Delanco Federal customer, you have non-transferable rights, but no obligation, to purchase shares of common stock during our Subscription Offering before any shares are made available for sale to the general public. The common stock is being offered at $8.00 per share, and there will be no sales commission charged to purchasers during the offering.

Please read the enclosed materials carefully. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it with full payment, in the Stock Order Reply Envelope provided. You may submit your Stock Order Form by overnight delivery to the indicated address on the Stock Order Form, by hand delivery to Delanco Federal’s executive office located at 615 Burlington Avenue, Delanco, New Jersey, or by mail using the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) before 2:00 p.m., Eastern Time, on                     , 2013. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

I invite you to consider this opportunity to share in our future. Thank you for your continued support as a Delanco Federal customer.

Sincerely,

James E. Igo

Chairman, President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(877)                     ,

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except weekends and bank holidays.

M

Dear Friend:

I am pleased to tell you about an investment opportunity. Delanco Bancorp, Inc., a newly formed New Jersey corporation to become the holding company for Delanco Federal Savings Bank, is offering shares of its common stock for sale at a price of $8.00 per share. No sales commission will be charged to purchasers during the offering.

Our records indicate that you were a depositor as of the close of business on either April 30, 2012 or June 30, 2013, whose account(s) was/were closed thereafter. As such, you have non-transferable rights, but no obligation, to subscribe for shares of common stock during our Subscription Offering before any shares are made available for sale to the general public.

Please read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it with full payment, in the Stock Order Reply Envelope provided. You may submit your Stock Order Form by overnight delivery to the indicated address on the Stock Order Form, by hand delivery to Delanco Federal’s executive office located at 615 Burlington Avenue, Delanco, New Jersey, or by mail using the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) before 2:00 p.m., Eastern Time, on                     , 2013. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a Delanco Bancorp, Inc. shareholder.

Sincerely,

James E. Igo

Chairman, President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(877)                     ,

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except weekends and bank holidays.

F

Dear Valued Customer:

I am pleased to tell you that, pursuant to a Plan of Conversion and Reorganization (the “Plan”), Delanco Federal Savings Bank (“Delanco Federal”) will convert from the mutual holding company to the stock holding company form of organization. Also pursuant to the Plan, Delanco Bancorp, Inc., a newly formed New Jersey Corporation, is conducting an initial public offering of its common stock. Upon completion of the conversion and related stock offering, Delanco Bancorp, Inc. will become the parent company for Delanco Federal.

THE PROXY VOTE:

Your vote is extremely important for us to meet our goals. Although we have received conditional regulatory approval, the Plan is also subject to approval by the Bank’s eligible customers. NOT VOTING YOUR ENCLOSED PROXY CARD(S) WILL HAVE THE SAME EFFECT AS VOTING “AGAINST” THE PLAN. Note that you may receive more than one Proxy Card, depending on the ownership structure of your accounts at Delanco Federal. Please vote all the Proxy Cards – none are duplicates. To cast your vote, please sign each Proxy Card and return the card(s) in the Proxy Reply Envelope provided. Alternatively, you may vote by telephone or the Internet by following the simple instructions on the Proxy Card. Our Board of Directors urges you to vote “FOR” the Plan.

Although you may vote on the Plan, we regret that Delanco Bancorp, Inc. is unable to offer its common stock to you because the small numbers of customers in your jurisdiction makes registration or qualification of the common stock under your state securities laws prohibitively expensive or otherwise impractical.

If you have any questions about the Plan or voting, refer to the enclosed information or call our Information Center.

Sincerely,

James E. Igo

Chairman, President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Information Center, toll-free, at 1-(877)                 ,

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays.

B

(DELANCO FEDERAL LOGO)

Dear Friend:

I am pleased to tell you about an investment opportunity. Delanco Bancorp, Inc., a newly formed New Jersey corporation to become the holding company for Delanco Federal Savings Bank, is offering shares of its common stock for sale at a price of $8.00 per share. No sales commission will be charged to purchasers during the offering.

Please read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of Delanco Bancorp, Inc. common stock, complete the enclosed Stock Order Form and return it with full payment, in the Stock Order Reply Envelope provided. You may submit your Stock Order Form by overnight delivery to the indicated address on the Stock Order Form, by hand delivery to Delanco Federal’s executive office located at 615 Burlington Avenue, Delanco, New Jersey, or by mail using the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) before 2:00 p.m., Eastern Time, on                     , 2013. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a Delanco Bancorp, Inc. shareholder.

Sincerely,

James E. Igo

Chairman, President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(877)                     ,

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except weekends and bank holidays.

C

Dear Sir/Madam:

Keefe, Bruyette & Woods, a Stifel Company has been retained by Delanco Bancorp, Inc. as selling agent in connection with the offering of Delanco Bancorp, Inc. common stock offering.

At the request of Delanco Bancorp, Inc., we are enclosing materials regarding the offering of shares of Delanco Bancorp, Inc. common stock. Included in this package is a Prospectus describing the stock offering. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of the Prospectus.

Sincerely,

Keefe, Bruyette & Woods, a Stifel Company

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

D

IMPORTANT NOTICE

THIS PACKAGE INCLUDES

PROXY CARD(S)

REQUIRING YOUR PROMPT VOTE.

IF MORE THAN ONE PROXY

CARD IS ENCLOSED,

PLEASE VOTE EACH CARD.

THERE ARE NO DUPLICATE CARDS!

THANK YOU!

PGO

PLEASE VOTE

THE ENCLOSED PROXY CARD!

If you have not yet voted the Proxy Card(s) we recently mailed to you in a large white package,

please vote the enclosed replacement Proxy Card.

You may vote by mail using the enclosed envelope, or follow the telephone or

Internet voting instructions on the Proxy Card.

PLEASE JOIN YOUR BOARD OF DIRECTORS IN VOTING

“FOR” THE PLAN OF CONVERSION AND REORGANIZATION

(THE “PLAN”).

NOT VOTING HAS THE SAME EFFECT AS VOTING

“AGAINST” THE PLAN.

VOTING DOES NOT OBLIGATE YOU TO PURCHASE

COMMON STOCK DURING THE OFFERING.

THE CONVERSION WILL CHANGE OUR FORM OF CORPORATE

ORGANIZATION, BUT WILL NOT RESULT IN CHANGES TO

BANK STAFF, MANAGEMENT OR YOUR DEPOSIT

ACCOUNTS OR LOANS. DEPOSIT ACCOUNTS WILL CONTINUE TO BE INSURED BY THE FDIC, UP TO THE MAXIMUM LEGAL LIMITS.

If you receive more than one of these reminder mailings,

please vote each Proxy Card received. None are duplicates!

QUESTIONS?

Please call our Information Center, toll-free, at 1-(877)

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except weekends and bank holidays.

PG1

HAVE YOU VOTED YET?

PLEASE VOTE THE ENCLOSED

PROXY CARD!

Our records indicate that you have not voted the Proxy Card(s) we mailed to you.

IF YOU ARE UNSURE WHETHER YOU VOTED, PLEASE

VOTE THE ENCLOSED REPLACEMENT PROXY

CARD. YOUR VOTE WILL NOT BE COUNTED TWICE.

NOT VOTING HAS THE SAME EFFECT AS VOTING

AGAINST THE PLAN OF CONVERSION AND REORGANIZATION

(THE “PLAN”).

Your Board of Directors urges you to vote “FOR” the Plan.

VOTING DOES NOT OBLIGATE YOU TO PURCHASE

SHARES OF COMMON STOCK DURING THE OFFERING, NOR

DOES IT AFFECT YOUR DELANCO FEDERAL SAVINGS BANK

DEPOSIT ACCOUNTS OR LOANS.

If you receive more than one of these reminder mailings,

please vote each Proxy Card received. None are duplicates!

QUESTIONS?

Please call our Information Center, toll-free, at 1-(877)

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday,

except weekends and bank holidays.

PG2

YOUR VOTE IS IMPORTANT!

NOT VOTING HAS THE SAME EFFECT

AS VOTING AGAINST THE PLAN OF CONVERSION AND REORGANIZATION (THE “PLAN”).

In order to implement the Plan,

we must obtain the approval of our eligible customers.

Please disregard this notice if you have already voted.

If you are unsure whether you voted,

vote the enclosed replacement Proxy Card.

Your vote will not be counted twice!

If you receive more than one of these reminder mailings,

please vote each Proxy Card received. None are duplicates!

Please note: Implementing the Plan will not affect your deposit accounts or loans at Delanco Federal Savings Bank. Deposit accounts will continue to be insured by the FDIC, up to the maximum legal limits. Voting does not require you to purchase common stock during the offering.

THANK YOU VERY MUCH!

QUESTIONS?

Please call our Information Center toll-free at 1-(877)

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday,

except weekends and bank holidays.

PG3

Questions and Answers

About Our Conversion and Stock Offering

LOGO TO COME

This pamphlet answers questions about our conversion and stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the “Risk Factors” section.

GENERAL — THE CONVERSION

Our Board of Directors has determined that the conversion and reorganization is in the best interests of our organization, our customers and the communities we serve.

Q.	What is the conversion?

A.	Under our Plan of Conversion and Reorganization (the “Plan”), our organization is converting from the partially public mutual holding company form of organization to the fully public stock form of organization. Currently, Delanco MHC owns 55.0% of the common stock of Delanco Bancorp, Inc. (“Old Delanco Bancorp”). The remaining 45.0% of the common stock is owned by public shareholders. As a result of the conversion, our newly formed corporation, also named Delanco Bancorp, Inc. (“New Delanco Bancorp”) will own Delanco Federal Savings Bank (“Delanco Federal”). Shares of common stock of New Delanco Bancorp representing the ownership interest of Delanco MHC in Old Delanco Bancorp are currently being offered for sale.

At the completion of the conversion, public shareholders of Old Delanco Bancorp will exchange their shares of common stock for newly issued shares of common stock of New Delanco Bancorp, maintaining their approximate percentage ownership in our organization immediately prior to the conversion.

At the completion of the conversion, 100% of the common stock of New Delanco Bancorp will be owned by public shareholders. Delanco MHC’s shares of Old Delanco Bancorp will be cancelled, and Old Delanco Bancorp and Delanco MHC will cease to exist.

Q.	What are the reasons for the conversion and offering?

A.	Our primary reasons for the conversion and offering are: to improve our capital position to support our risk profile and to assure compliance with regulatory capital requirements and individual minimum capital requirements imposed on us by the OCC; to support controlled growth beyond levels possible utilizing only retained earnings; and to adopt the stock holding company structure, which is a more familiar form of organization and which we believe will make our common stock more appealing to investors and give greater flexibility to access the capital markets through possible future equity and debt offerings.

Q.	Will customers notice any change in Delanco Federal’s day-to-day activities as a result of the conversion and offering?

A.	No. It will be business as usual. The conversion is an internal change in our corporate structure. There will be no change to our Board of Directors, management, and staff as a result of the conversion. Delanco Federal will continue to operate as an independent bank.

Q.	Will the conversion and offering affect customers’ deposit accounts or loans?

A.	No. The conversion and offering will not affect the balance or terms of deposits or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation up to the maximum legal limits. Deposit accounts will not be converted to stock.

THE PROXY VOTE

Although we have received conditional regulatory approval, the Plan is also subject to approval by shareholders and eligible customers.

Q.	Why should I vote “FOR” the Plan?

A.	Your vote “For” the Plan is extremely important to us. Each member of Delanco MHC (depositors and certain borrowers of Delanco Federal) received a Proxy Card attached to a Stock Order Form. These customer packages also include a Proxy Statement describing the Plan, which cannot be implemented without shareholder and member approval.

Voting does not obligate you to purchase common stock during the offering.

Q.	What happens if I don’t vote?

A.	Your vote is very important. Not voting all the Proxy Cards you receive will have the same effect as voting “Against” the Plan. Without sufficient favorable votes, we cannot complete the conversion and the related stock offering.

Q.	How do I vote?

A.	Mark your vote, sign each Proxy Card enclosed and return the card(s) in the enclosed Proxy Reply Envelope. Alternatively, you may vote by Internet or telephone, by following the simple instructions on the Proxy Card. PLEASE VOTE PROMPTLY. NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN. Telephone and Internet voting are available 24 hours a day.

Q.	How many votes are available to me?

A.	Depositors at the close of business on , 2013 are entitled to one vote for each $100 or fraction thereof on deposit. Additionally, each borrower as of November 14, 1994 who continued to be borrowers as of , 2013 is entitled to one vote, in addition to votes he or she is entitled to cast as a depositor. However, no customer may cast more than 1,000 votes. Proxy Cards are not imprinted with your number of votes; however, votes will be automatically tallied by computer.

Q.	Why did I receive more than one Proxy Card?

A.	If you had more than one deposit/loan account on , 2013, you may have received more than one Proxy Card, depending on the ownership structure of your accounts. There are no duplicate cards — please promptly vote all the Proxy Cards sent to you.

Q.	More than one name appears on my Proxy Card. Who must sign?

A.	The name(s) reflect the title of your deposit and/or loan account. Proxy Cards for joint accounts require the signature of only one of the account holders. Proxy Cards for trust or custodian accounts must be signed by the trustee or the custodian, not the listed beneficiary.

THE STOCK OFFERING AND PURCHASING SHARES

Q.	How many shares are being offered and at what price?

A.	New Delanco Bancorp is offering for sale between 451,563 and 610,938 shares of common stock (subject to increase to 702,579 shares) at $8.00 per share. No sales commission will be charged to purchasers.

Q.	Who is eligible to purchase stock during the stock offering?

A.	Pursuant to our Plan, non-transferable rights to subscribe for shares of New Delanco Bancorp common stock in the Subscription Offering have been granted in the following descending order of priority:

Priority #1—Depositors of Delanco Federal with aggregate balances of at least $50 at the close of business on April 30, 2012;

Priority #2—Our employee stock ownership plan;

Priority #3—Depositors of Delanco Federal with aggregate balances of at least $50 at the close of business on June 30, 2013; and

Priority #4—Depositors of Delanco Federal at the close of business on                     , 2013 and each borrower of Delanco Federal as of November 14, 1994 who continue to be borrowers as of                     , 2013.

Shares not sold in the Subscription Offering may be offered for sale to the public in a Community Offering, with a preference given to natural persons and trusts of natural persons residing in Burlington County, NJ and then to Old Delanco Bancorp’s public shareholders as of                     , 2013. Remaining shares may be offered to members of the general public.

Shares not sold in the Subscription and Community Offerings may be offered for sale to the general public through a Syndicated Community Offering.

Q.	I am eligible to subscribe for shares of common stock in the Subscription Offering but am not interested in investing. May I allow someone else to use my Stock Order Form to take advantage of my priority as an eligible account holder?

A.	No...subscription rights are non-transferable! Only those eligible to subscribe in the Subscription Offering, as listed above, may purchase shares in the Subscription Offering. To preserve subscription rights, the shares may only be registered in the name(s) of eligible account holder(s). On occasion, unscrupulous people attempt to persuade account holders to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, please notify our Stock Information Center promptly so that we can take the necessary steps to protect our eligible account holders’ subscription rights in the offering.

Q.	How may I buy shares during the Subscription and Community Offerings?

A.	Shares can be purchased by completing a Stock Order Form and returning it, with full payment, so that it is received (not postmarked) before the offering deadline. Delivery of a Stock Order Form may be made by mail using the Stock Order Reply Envelope provided, by overnight delivery to the indicated address on the Stock Order Form, or by hand-delivery to Delanco Federal’s executive office located at 615 Burlington Avenue, Delanco, New Jersey. Please do not mail Stock Order Forms to Delanco Federal’s banking offices.

Q.	What is the deadline for purchasing shares?

A.	To purchase shares in the Subscription and Community Offering, you must deliver a properly completed, signed Stock Order Form, with full payment, so that it is received (not postmarked) before 2:00 p.m., Eastern Time, on , 2013. Acceptable methods for delivery of Stock Order Forms are described above.

Q.	How may I pay for the shares?

A.	Payment for shares can be remitted in two ways:

(1)	By personal check, bank check or money order, payable to Delanco Bancorp, Inc. These will be deposited upon receipt. We cannot accept wires or third party checks. Delanco Federal line of credit checks may not be remitted for this purchase. Please do not mail cash!

(2)	By authorized deposit account withdrawal of funds from your Delanco Federal deposit account(s). The Stock Order Form section titled “Method of Payment — Deposit Account Withdrawal” allows you to list the account number(s) and amount(s) to be withdrawn. Funds designated for direct withdrawal must be in the account(s) at the time the Stock Order Form is received. You may not authorize direct withdrawal from accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal from such accounts, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Also, IRA or other retirement accounts held at Delanco Federal may not be listed for direct withdrawal. See information on retirement accounts below.

Q.	Will I earn interest on my funds?

A.

Yes. If you pay by personal check, bank check or money order, you will earn interest at Delanco Federal’s passbook savings rate from the date we process your payment until the completion of the conversion and offering. At that time, you will be issued a check for interest earned on these funds. If you pay for shares by authorizing a direct withdrawal from your Delanco Federal deposit account(s), your funds will continue earning interest within the account, at the applicable contractual deposit account rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion of the conversion and offering.

Q.	Are there limits to how many shares I can order?

A.	Yes. The minimum order is 25 shares ($200). The maximum number of shares that may be purchased by a person or entity is 22,000 shares ($176,000). Additionally, no person or entity, together with any associate or group of persons acting in concert, may purchase more than 22,000 shares ($176,000) in all categories of the offering combined.

More detail on purchase limits, including the definition of “associate” and “acting in concert” can be found in the Prospectus section entitled “The Conversion and Offering—Limitations on Purchases of Shares.”

Q.	May I use my Delanco Federal individual retirement account (“IRA”) to purchase shares?

A.	You may use funds currently held in retirement accounts with Delanco Federal. However, before you place your stock order, the funds you wish to use must be transferred to a self-directed retirement account maintained by an independent trustee or custodian, such as a brokerage firm. If you are interested in using IRA or any other retirement funds held at Delanco Federal or elsewhere, please call our Stock Information Center as soon as possible for guidance, but preferably at least two weeks before the , 2013 offering deadline. Your ability to use such funds for this purchase may depend on time constraints, because this type of purchase requires additional processing time, and may be subject to limitations imposed by the institution where the funds are held.

Q.	May I use a loan from Delanco Federal to pay for shares?

A.	No. Delanco Federal, by regulation, may not extend a loan for the purchase of New Delanco Bancorp common stock during the offering. Similarly, you may not use existing Delanco Federal line of credit checks to purchase stock during the offering.

Q.	May I change my mind after I place an order to subscribe for stock?

A.	No. After receipt, your executed Stock Order Form cannot be modified or revoked without our consent, or unless the offering is terminated or is extended beyond , or the number of shares of common stock to be sold is increased to more than 702,579 shares or decreased to less than 451,563 shares.

Q.	Are directors and executive officers of Delanco Federal planning to purchase stock?

A.	Yes! Directors and executive officers, together with their associates, are expected to subscribe for an aggregate of 26,000 shares ($208,000) or approximately 4.8% of the shares to be sold in the offering at the minimum of the offering range.

Q.	Will the stock be insured?

A.	No. Like any common stock, New Delanco Bancorp’s stock will not be insured.

Q.	Will dividends be paid on the stock?

A.	Following completion of the stock offering, we intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any determination to pay dividends on our common stock will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors considers relevant.

Q.	How will New Delanco Bancorp, Inc. shares trade?

A.	Upon completion of the conversion and offering, New Delanco Bancorp shares will be quoted on the OTCQB Marketplace. Once the shares have begun trading, you may contact a firm offering investment services in order to buy or sell New Delanco Bancorp shares in the future.

Q.	If I purchase shares during the Subscription and Community Offerings, when will I receive my stock certificate?

A.	Our transfer agent will send stock certificates by first class mail, as promptly as possible after completion of the stock offering. Although the shares of New Delanco Bancorp common stock will have begun trading, brokerage firms may require that you have received your stock certificate(s) prior to selling your shares. Your ability to sell shares prior to your receipt of the stock certificate will depend on arrangements you may make with a brokerage firm.

THE SHARE EXCHANGE

Q.	What is the share exchange?

A.	The outstanding shares of Old Delanco Bancorp common stock held by public shareholders at the completion date of the conversion and stock offering will be exchanged for newly issued shares of New Delanco Bancorp common stock. The number of shares of New Delanco Bancorp common stock to be received by shareholders will depend on the number of shares sold in the offering.

WHERE TO GET MORE INFORMATION

Q.	How can I get more information?

A.	For more information, refer to the enclosed Prospectus or call our Stock Information Center, toll-free, at 1-(877) , from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday. The Stock Information Center is not open on weekends or bank holidays.

This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.